Exhibit 99.1

Biometric ID Authentication and Security Solutions

Provider BIO-key Reports Q3’18

FY 2018 Revenue Guidance Range Narrowed to $8M - $9M

Based on Near-Term Contract Activity

Wall, NJ, November 14, 2018 - BIO-key International, Inc. (NASDAQ: BKYI), an innovative provider of biometric authentication and security solutions, today reported results for its third quarter ended September 30, 2018 (Q3’18) and reviewed recent progress. The Company will host a conference call tomorrow at 10:00 a.m. EST (details below) to review its results and outlook.

Recent Highlights

●	BIO-key Named Veteran Technology Sales Executive Frederick Corsentino Chief Revenue Officer to Drive Sales and Business Development

●	NY Regional Bank Selected BIO-key to Comply with New York State Department of Financial Services Cybersecurity Law

●	Two Florida County Election Boards Selected BIO-key Fingerprint Authentication to Protect Integrity of Voting Process

●	BIO-key Showcased Enterprise Biometric Authentication Solutions for Microsoft Windows Hello at Microsoft Ignite 2018

●	BIO-key Extends Internet-of-Things Security to Bicycles and E-Bikes with U.S. Debut of its Fingerprint Biometric/ Bluetooth Controlled TouchLock™ Bike Locks on Amazon.com

BIO-key's CEO Michael DePasquale commented, "We see the pace of market adoption and acceptance of biometrics accelerating as a growing number of enterprises are realizing the urgency and need to adopt secure and convenient solutions to protect access to their data systems and digital assets. In particular, we are currently working with a two large international partners that can deploy our biometric security solutions for both consumer and enterprise applications on a large scale. While these opportunities can generate recurring revenue and cash flow, they will also potentially enable us to win additional business from other customers seeking secure environments across mobile communications, e-commerce and Internet of Things applications.

A critical part of our strategy remains to forge partnerships with reputable technology providers that have extended enterprise customer relationships. For example, BIO-key was a sponsor and exhibitor at Microsoft's Ignite 2018 held in September, which gathered more than 27,000 IT professionals. We garnered several enterprise customer leads as many enterprises are looking to transition to Microsoft's advanced applications for business, including Windows Hello, Azure and Windows Servers, which are supported by biometric solutions. Additionally, we continue to expand distribution of our biometric and Bluetooth enabled locks and hardware fingerprint readers through prominent retailers, including Amazon where we recently debuted TouchLock Bike in the U.S.

We also announced the appointment of Fred Corsentino as Chief Revenue Officer. Mr. Corsentino will refine and refocus BIO-key's business development, sales and marketing functions to optimize opportunities from our strong base of biometric software and hardware solutions. Mr. Corsentino has decades of sales leadership experience and a strong record of sales growth achievement. We look forward to benefitting from his expertise as we work to transition BIO-key to improved topline revenues.

Our outlook for the remainder of 2018 is supported by initiatives we have in place, as well as a multimillion dollar software license agreement we expect to complete imminently. We remind investors that our quarterly performance tends to fluctuate based on the closing of larger software and hardware agreements, which have typically been weighted towards the end of the year. For these reasons, we continue to focus investors on full year results, which represent a more accurate gauge of our business performance, and we have revised our financial guidance to reflect our updated outlook."

Financial Results

Q3’18 total revenue declined $202,667 to $739,750 in Q3’18, due principally to lower fingerprint hardware and biometric lock sales, as well as lower service revenue related to the timing of certain projects.

Gross margin was negative 27% in Q3’18 compared to 2% in Q3’17, due largely to an increase in non-cash software license amortization to $660,000 in Q3’18 compared to $390,000 in Q3’17. Excluding software license amortization costs, BIO-key's Q3'18 gross margin would have been 62% versus 43% in Q3'17 with the difference due to a revenue mix that included more license revenue in Q3'18.

Q3’18 operating expenses declined $184,000 to $1,440,777 or 11% below Q3'17, due to lower selling, general and administrative expenses as the prior-year period had included Nasdaq uplisting costs and higher personnel compensation expenses.

During Q3'18, BIO-key incurred a onetime expense related to the modification of outstanding warrants due to the trigger of anti-dilution provisions, which repriced in connection with our recently underwritten offering of common stock and warrants discussed below.

BIO-key's Q3’18 net loss was ($1,641,315), or $(0.23) per basic share after non-cash deemed dividend from trigger of anti-dilution provision feature, (warrant modification), as compared to $(1,605,784), or $(0.28) per basic share after preferred dividends ($200K), in Q3’17. Per share results are based on 13,145,301 and 6,535,449 weighted average basic shares outstanding in Q3’18 and Q3’17, respectively.

In the first nine-months of 2018, total revenue was $2,329,346 versus $3,247,633 in the first nine-months of 2017, a decline of $918,287, principally due to the timing of larger software and hardware deals.

Net loss was $(5,488,772), or $(0.66) per basic share after preferred dividends ($198K) and non-cash deemed dividend from trigger of anti-dilution provision feature, (warrant modification), in the first nine months of 2018 versus $(4,751,301), or $(0.85) per basic share after preferred dividends ($601K), in the prior-year period.

Per share results are based on 10,810,103 and 6,333,530 weighted average basic shares outstanding in the first nine months of 2018 and 2017, respectively.

In August, we completed an underwritten offering of 1,380,000 Units, including the over-allotment option, consisting of 1,380,000 shares of BIO-key common stock and warrants to purchase up to an aggregate of 1,035,000 shares of common stock at a purchase price of $1.50 per Unit. Net proceeds from the offering were approximately $1.8 million.

BIO-key had net working capital of $4.7 million as of September 30, 2018 and $4.7 million at December 31, 2017. Net working capital included approximately $1.0 million of cash and cash equivalents at quarter end versus $288,721 at year-end.

Financial Guidance

Based on year-to-date performance as well as anticipated contract activity, including a multimillion dollar software license agreement expect to close this week, BIO-key has tightened its full year revenue guidance to $8M-$9M from $8M-12M. The updated revenue guidance represents growth of 27% to 42% over 2017 revenue of $6.3M. Within this anticipated revenue range, BIO-key expects to generate positive operating cash flow and Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) for the full year 2018.

Conference Call and Webcast Replay

Date/Time:	Thursday, November 15, 2018 at 10 am ET
Dial-In number:	1-877-418-5460 U.S. or 1-412-717-9594 (Intl.)
Webcast Replay:	BKYI Q3 2018 Webcast & Replay Available for 30 days
Call Replay:	877-344-7529 U.S. or 412-317-0088 (Int’l); code 10126017

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric solutions that enable convenient and secure access to information and high-stakes transactions. We offer alternatives to passwords, PINs, tokens, and cards to make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices offer market-leading quality, performance and price. BIO-key also brings the power and ease of use of biometric technology to its TouchLock line of biometric and Bluetooth enabled padlocks – providing even more ways to BIO-key your world!

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition between us and other companies in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to expand into the Asian market; delays in the development of products and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Investor & Media Contacts

William Jones, Tanya Kamatu

Catalyst IR

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,048,755	$288,721
Accounts receivable, net	653,523	2,875,946
Due from factor	80,401	109,865
Inventory	1,044,153	946,847
Resalable software license rights	2,910,000	2,640,000
Prepaid expenses and other	172,897	152,654
Total current assets	5,909,729	7,014,033
Resalable software license rights, net of current portion	5,667,348	7,933,808
Accounts receivable, net of current portion	720,000	760,000
Equipment and leasehold improvements, net	170,036	181,165
Capitalized contract costs, net	333,068	-
Deposits and other assets	8,712	8,712
Intangible assets, net	193,013	181,104
Total non-current assets	7,092,177	9,064,789
TOTAL ASSETS	$13,001,906	$16,078,822

LIABILITIES
Accounts payable	$369,785	$499,230
Accrued liabilities	585,601	688,023
Dividends payable	-	630,408
Deferred revenue	255,738	507,866
Total current liabilities	1,211,124	2,325,527
TOTAL LIABILITIES	1,211,124	2,325,527

Commitments and contingencies

STOCKHOLDERS’ EQUITY

Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 0 and 62,596 of $.0001 par value at September 30, 2018 and December 31, 2017, respectively	-	6
Series B-1 convertible preferred stock; authorized, 105,000 (liquidation preference of $100 per share): issued and outstanding 0 and 105,000 of $.0001 par value at September 30, 2018 and December 31, 2017, respectively	-	11
Common stock: authorized, 170,000,000 shares; issued and outstanding; 13,972,158 and 7,691,324 of $.0001 par value at September 30, 2018 and December 31, 2017, respectively	1,398	769
Additional paid-in capital	85,543,597	80,829,001
Accumulated deficit	(73,754,213)	(67,076,492)
TOTAL STOCKHOLDERS’ EQUITY	11,790,782	13,753,295
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,001,906	$16,078,822

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017

Revenues
Services	$225,739	$377,113	$777,309	$831,761
License fees	210,651	53,023	467,621	677,342
Hardware	303,360	512,281	1,084,416	1,738,530
Total Revenues	739,750	942,417	2,329,346	3,247,633
Costs and other expenses
Cost of services	97,965	190,889	373,538	285,369
Cost of license fees, hardware and other	842,367	732,192	2,776,042	2,094,608
Total costs and other expenses	940,332	923,081	3,149,580	2,379,977
Gross Profit (Loss)	(200,582)	19,336	(820,234)	867,656

Operating Expenses
Selling, general and administrative	1,049,270	1,238,296	3,587,308	4,289,655
Research, development and engineering	391,507	386,830	1,081,294	1,329,322
Total operating expenses	1,440,777	1,625,126	4,668,602	5,618,977
Operating loss	(1,641,359)	(1,605,790)	(5,488,836)	(4,751,321)

Other income
Interest income	44	6	64	20
Total other income	44	6	64	20
Net loss	(1,641,315)	(1,605,784)	(5,488,772)	(4,751,301)
Deemed dividend from trigger of anti-dilution provision feature	(1,428,966)	-	(1,428,966)	-
Convertible preferred stock dividends	-	(200,625)	(198,033)	(601,875)
Net loss available to common stockholders	$(3,070,281)	$(1,806,409)	$(7,115,771)	$(5,353,176)

Basic and Diluted Loss per Common Share	$(0.23)	$(0.28)	$(0.66)	$(0.85)

Weighted Average Shares Outstanding:
Basic and Diluted	13,145,301	6,535,449	10,810,103	6,333,530

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2018	2017

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,488,772)	$(4,751,301)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	-	500,000
Depreciation	69,083	33,526
Amortization of intangible assets	12,281	10,280
Amortization of resalable software license rights	1,978,349	1,118,436
Amortization of capitalized contract costs	90,518	-
Share-based and warrant compensation for employees and consultants	865,291	774,968
Stock based directors fees	30,530	28,025
Change in operating assets and liabilities:
Accounts receivable	2,262,423	1,000,950
Due from factor	29,464	24,888
Capitalized contract costs	(183,569)	-
Inventory	(97,306)	(414,164)
Resalable software license rights	18,111	79,607
Prepaid expenses and other	(20,243)	(18,578)
Accounts payable	(129,445)	41,044
Accrued liabilities	(102,422)	92,348
Deferred revenue	(252,128)	(324,440)
Net cash used for operating activities	(917,835)	(1,804,411)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(82,143)	(204,673)
Net cash used for investing activities	(82,143)	(204,673)
CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of common stock	1,875,100	2,000,000
Costs to issue preferred and common stock	(115,088)	(80,366)
Net cash provided by financing activities	1,760,012	1,919,634
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	760,034	(89,450)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	288,721	1,061,307
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,048,755	$971,857